Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Innkeepers USA Trust of our report dated February 25, 2003, relating to the consolidated financial statements, which appears in Innkeepers USA Trust’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 25, 2003, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 25, 2003, except for Note 3 as to which the date is March 13, 2003, relating to the combined financial statements of Innkeepers Hospitality, which also appears in such Annual Report on Form 10-K. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

December 5, 2003